Exhibit 99.2
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com
LODGENET APPOINTS MARTY ABBOTT, FORMER CTO OF EBAY,
TO BOARD OF DIRECTORS

     SIOUX FALLS, SD, August 19, 2008 — LodgeNet Interactive Corporation (NASDAQ:LNET) today announced the addition of Marty Abbott to its Board of Directors.
     Mr. Abbott brings a distinguished track record of working with some of the world’s leading technology organizations. He was senior vice president of technology and CTO for eBay and its subsidiary companies during eBay’s formative high growth years of 1999 though 2005. After his tenure at eBay, Mr. Abbott served as chief operating officer of Quigo Technologies, a developer of online marketing technologies which was purchased by AOL in 2007, and he is currently a partner at AKF Consulting, an advisory group to technology companies. He has also held operational and engineering positions at Motorola and Gateway.
     “Marty Abbott is an accomplished technologist with broad expertise in the world of business,” said Scott C. Petersen, Chairman, President & CEO of LodgeNet. “We are extremely pleased to welcome Marty to our Board. He will be a great resource for our company as we look to build upon our technological leadership position in media and connectivity solutions.”
     Mr. Abbott also serves on the board of OnForce, the world’s largest marketplace for IT and consumer electronics service professionals. He has an M.S. in Computer Engineering from the University of Florida, a B.S. in Computer Science from the United States Military Academy at West Point and is a graduate of the Harvard Business School’s Executive Education Program (Program for Management Development).
About LodgeNet
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation.
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